Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES SECOND QUARTER RESULTS

AND QUARTERLY DIVIDENDS

Indianapolis, Indiana—July 30, 2007...Simon Property Group, Inc. (the “Company” or “Simon”) (NYSE:SPG) today announced results for the quarter ended June 30, 2007:

•       Funds from operations (“FFO”) of the Simon portfolio for the quarter increased 4.1% to $373.0 million from $358.4 million in the second quarter of 2006. On a diluted per share basis the increase was 4.0% to $1.31 from $1.26 in 2006. FFO of the Simon portfolio for the six months increased 6.7% to $765.4 million from $717.3 million in 2006. On a diluted per share basis the increase was 6.3% to $2.68 per share from $2.52 per share in 2006.

•       Net income available to common stockholders for the quarter decreased 27.7% to $59.9 million from $82.9 million in the second quarter of 2006. On a diluted per share basis the decrease was 27.0% to $0.27 from $0.37 in 2006. Net income available to common stockholders for the six months decreased 15.3% to $158.3 million from $186.9 million in 2006. On a diluted per share basis the decrease was 15.5% to $0.71 per share from $0.84 per share in 2006. The decrease in net income for the quarter and six months is primarily attributable to higher gains recognized in 2006 on the sale of interests in unconsolidated entities than in 2007 and lower income from unconsolidated entities in 2007. Income from unconsolidated entities was lower in the second quarter of 2007 than the year earlier period primarily as a result of increased depreciation expense attributable to the acquisition of the Mills portfolio of assets.

	As of June 30, 2007	As of June 30, 2006	Change
Occupancy
Regional Malls(1)	92.0%	91.6%	40 basis point increase
Premium Outlet Centers®(2)	99.4%	99.4%	unchanged
Community/Lifestyle Centers(2)	92.9%	89.7%	320 basis point increase
Comparable Sales per Sq. Ft.
Regional Malls(3)	$489	$468	4.5% increase
Premium Outlet Centers(2)	$492	$453	8.6% increase
Average Rent per Sq. Ft.
Regional Malls(1)	$36.51	$35.10	4.0% increase
Premium Outlet Centers(2)	$25.11	$23.78	5.6% increase
Community/Lifestyle Centers(2)	$12.03	$11.65	3.3% increase

(1)          For mall and freestanding stores.

(2)          For all owned gross leasable area (GLA).

(3)          For mall and freestanding stores with less than 10,000 square feet.

Dividends

Today the Company announced a quarterly common stock dividend of $0.84 per share. This dividend will be paid on August 31, 2007 to stockholders of record on August 17, 2007.

The Company also declared dividends on its three outstanding issues of preferred stock:

•       7.89% Series G Cumulative Preferred (NYSE:SPGPrG) dividend of $0.98625 per share is payable on September 28, 2007 to stockholders of record on September 14, 2007.

•       6% Series I Convertible Perpetual Preferred (NYSE:SPGPrI) dividend of $0.75 per share is payable on August 31, 2007 to stockholders of record on August 17, 2007.

•       8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) dividend of $1.046875 per share is payable on September 28, 2007 to stockholders of record on September 14, 2007.

Common Stock Repurchase Program

On July 26, 2007, the Company announced that its Board of Directors had authorized a common stock repurchase program. Under the program, the Company may purchase up to $1 billion of its common stock over the next 24 months as market conditions warrant. The shares may be repurchased in the open market or in privately negotiated transactions.

2007 Guidance

Today the Company increased its guidance for 2007. The Company expects diluted FFO to be within a range of $5.83 to $5.88 per share for the year ending December 31, 2007, and diluted net income available to common stockholders to be within a range of $1.58 to $1.63 per share.

The following table provides the reconciliation of the range of estimated diluted net income available to common stockholders per share to estimated diluted FFO per share.

For the year ending December 31, 2007

	Low End	High End
Estimated diluted net income available to common stockholders per share	$1.58	$1.63
Depreciation and amortization including our share of joint ventures	4.36	4.36
Impact of additional dilutive securities	(0.11)	(0.11)
Estimated diluted FFO per share	$5.83	$5.88

U.S. Development Activity

During June and July of 2007, the Company opened the 48,000 square foot small shop retail component and the residential component of 150 luxury apartments at The Village at SouthPark—a mixed-use project located adjacent to the highly successful SouthPark in Charlotte, North Carolina. Crate & Barrel opened in November of 2006.

In late July, the Company commenced construction on Jersey Shore Premium Outlets, a 435,000 square foot upscale manufacturers’ outlet center in Tinton Falls, New Jersey. The center is scheduled to open in the fall of 2008.

The Company continues construction on:

•       Palms Crossing—a 396,000 square foot community center in McAllen, Texas. The first phase of the center is scheduled to open in November of 2007.

•       Philadelphia Premium Outlets—a 425,000 square foot upscale manufacturers’ outlet center in Limerick, Pennsylvania, 35 miles northwest of Philadelphia. The center is scheduled to open in November of 2007.

•       Pier Park—a 920,000 square foot community/lifestyle center in Panama City Beach, Florida. Target and a 16-screen theater have already opened at the center. The remainder of the project is scheduled to open in March of 2008.

•       Hamilton Town Center—a 950,000 square foot open-air retail center in Noblesville, Indiana. The 690,000 square foot first phase of the center is scheduled to open in May of 2008.

•       Houston Premium Outlets—a 433,000 square foot upscale manufacturers’ outlet center in Houston, Texas. The center is scheduled to open in May of 2008.

International Activity

Recent international activities include:

•       On April 4th, Gallerie Commerciali Italia (“GCI”), Simon’s Italian joint venture partnership with Groupe Auchan, acquired the remaining 60% interest in the venture’s shopping center in Giugliano (a suburb of Naples).

•       On June 1st, the Company’s Chelsea division opened Yeoju Premium Outlets, the first Premium Outlet Center in South Korea. The project is located on Expressway 50 approximately 36 miles southeast of Seoul in Gyeonggi Province. The 250,000 square-foot first phase of the project opened with 120 tenants. The center was 100% leased at opening, with approximately 90% of the center leased to international brands and the balance to Korean domestic brands. Population within a 40-mile radius of Yeoju Premium Outlets is approximately nine million people.

Yeoju Premium Outlets is the first project to be completed by Shinsegae Chelsea Co., Ltd., a joint venture between Simon (50%) and Shinsegae Co., Ltd. and Shinsegae International Co., Ltd. (together 50%). Shinsegae is one of Korea’s leading retailers.

•       On July 5th, the Company’s Simon Ivanhoe joint venture completed the sale of five non-core assets in Poland. Proceeds approximated 183 million euros, net of debt and transaction costs. SPG’s share of the gain is expected to be in excess of $70 million.

•       On July 5th, the Company’s Chelsea division opened Kobe-Sanda Premium Outlets, the sixth Premium Outlet Center in Japan and the second in the Kansai region. The project is located 22 miles north of downtown Kobe and 30 miles northwest of central Osaka. It is accessible via the region’s three most heavily traveled major highways—the Chugoku Expressway, the Sanyo Expressway and the Rokko-kita Toll Road. The 195,000 square-foot first phase of the project opened 100% leased to 90 tenants. Approximately 70% of the center has been leased to international brands and the balance to Japanese domestic brands. The population within a 30-mile radius is approximately 13 million people.

Kobe-Sanda Premium Outlets was developed by Chelsea Japan Co., Ltd., a joint venture of Simon Property Group (40% interest), Mitsubishi Estate Co., Ltd. and Sojitz Corporation (each 30%), and brings the joint venture’s operating portfolio of Premium Outlet Centers to 1.6 million square feet of gross leasable area.

•       On July 26th, the Company announced that the Porta di Roma shopping center in Rome, Italy opened to the public. The center is located on the north side of Rome adjacent to the Grande Annulare, the peripheral highway which circles the city. The 1.3 million square foot center (Italy’s largest shopping center) opened 97% leased and is anchored by Auchan, LeRoy Merlin, IKEA and a 14-screen UGC Movie Theatre. The center’s 210 small shops have been leased to significant national and international retailers. The trade area for Porta di Roma contains approximately 1.3 million people.

The center is the joint development of the Lamaro Group, a major Rome-based construction and development organization, and GCI. GCI owns 40% of this project.

Development projects:

•       Construction continues on three shopping center projects in Italy, fully or partially owned by GCI. Two of the shopping centers are expected to open in 2007 and are located in Cinisello (Milan) and Nola (Naples). Another project, located in Argine (Naples), is scheduled to open in late 2008. After the opening of these three projects, GCI will own interests in 45 shopping centers in Italy comprising approximately 10.6 million square feet of gross leasable area.

•       Construction also continues on four projects in China located in Changshu, Hangzhou, Suzhou, and Zhengzhou. The centers range in size from 300,000 to 720,000 square feet and will be anchored by Wal-Mart. 2008 openings are scheduled for Changshu, Hangzhou, and Zhengzhou, followed by an anticipated fall 2009 opening for Suzhou. The Company expects to begin construction on a 5th center, in Hefei, by year-end 2007 for a 2009 opening. Simon owns 32.5% of these projects through its partnership with Morgan Stanley Real Estate Fund and Shenzhen International Trust and Investment Company CP.

The Mills Corporation

On March 29th, the Company announced the successful completion of the $25.25 per share cash tender offer for all outstanding shares of common stock of The Mills Corporation by SPG-FCM Ventures, LLC, a joint venture between an entity owned by Simon and funds managed by Farallon Capital Management, L.L.C. On April 3rd, the acquisition by SPG-FCM Ventures, LLC was completed by means of a merger of a subsidiary of SPG-FCM Ventures and The Mills Corporation.

The Mills portfolio of assets consists primarily of two distinctive types of assets—regional malls and The Mills®. The Mills® are centers that typically comprise over one million square feet of gross leasable area with a combination of traditional mall, outlet center and big box retailers and entertainment uses, all focused on delivering value for the consumer. The Mills portfolio of assets is included in the Company’s financial statements as joint venture assets.

Recent and anticipated capital market activities related to the Mills transaction are as follows:

•       Seven of the portfolio assets were refinanced, totaling $2.3 billion and generating $962 million of excess net loan proceeds at an average rate of 5.78%.

•       A senior corporate credit facility was completed, raising $925 million at Libor plus 125 basis points.

•       An announced liquidation of The Mills Corporation is expected to occur on August 1, 2007—this will include the concurrent liquidation of the five outstanding series’ of Mills’ preferred stock.

Effective July 1, 2007, Simon also completed the transfer of all accounting and financial operations related to the Mills portfolio to Simon’s Indianapolis headquarters.

Conference Call

The Company will provide an online simulcast of its quarterly conference call at www.simon.com (Investor Relations tab), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Daylight Time today, July 30, 2007. An online replay will be available for approximately 90 days at www.simon.com, www.earnings.com, and www.streetevents.com. A fully searchable podcast of the conference call will also be available at www.REITcafe.com shortly after completion of the call.

Supplemental Materials

The Company will publish a supplemental information package which will be available at www.simon.com in the Investor Relations section, Financial Information tab. It will also be furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

Forward-Looking Statements

Certain statements made in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that our expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to:  the Company’s ability to meet debt service requirements, the availability of financing, changes in the Company’s credit rating, changes in market rates of interest and foreign exchange rates for foreign currencies, the ability to hedge interest rate risk, risks associated with the acquisition, development and expansion of properties, general risks related to retail real estate, the liquidity of real estate investments, environmental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, costs of common area maintenance, competitive market forces, risks related to international activities, insurance costs and coverage, impact of terrorist activities, inflation and maintenance of REIT status. The Company discusses these and other risks and uncertainties under the heading “Risk Factors” in its annual and quarterly periodic reports filed with the SEC that could cause the Company’s actual results to differ materially from the forward-looking statements that the Company makes. The Company may update that discussion in its periodic reports, but otherwise the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Funds from Operations (“FFO”)

The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts (“REITs”) and provides a relevant basis for comparison among REITs. The Company determines FFO in accordance with the definition set forth by the National Association of Real Estate Investment Trusts (“NAREIT”).

About Simon

Simon Property Group, Inc. is an S&P 500 company and the largest public U.S. real estate company. Simon is a fully integrated real estate company which operates from five retail real estate platforms: regional malls, Premium Outlet Centers®, The Mills®, community/lifestyle centers and international properties. It currently owns or has an interest in 380 properties comprising 258 million square feet of gross leasable area in North America, Europe and Asia. The Company is headquartered in Indianapolis, Indiana and employs more than 4,500 people worldwide. Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG and has a current total market capitalization of approximately $50 billion. For further information, visit the Company’s website at www.simon.com.

SIMON
Consolidated Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUE:
Minimum rent	$522,086	$485,826	$1,032,951	$973,914
Overage rent	18,634	15,297	36,526	31,356
Tenant reimbursements	237,984	226,777	468,597	447,812
Management fees and other revenues	17,542	19,399	38,417	39,568
Other income	59,686	51,439	131,582	93,737
Total revenue	855,932	798,738	1,708,073	1,586,387
EXPENSES:
Property operating	112,122	107,257	221,349	213,204
Depreciation and amortization	230,611	211,363	445,882	420,810
Real estate taxes	79,063	70,404	158,245	152,209
Repairs and maintenance	28,744	24,839	57,751	50,794
Advertising and promotion	20,410	20,541	39,294	37,943
Provision for credit losses	1,424	4,466	1,966	4,460
Home and regional office costs	29,270	32,652	62,969	62,988
General and administrative	6,119	5,005	10,018	9,498
Other	14,618	12,162	28,082	25,228
Total operating expenses	522,381	488,689	1,025,556	977,134
OPERATING INCOME	333,551	310,049	682,517	609,253
Interest expense	(243,654)	(200,743)	(466,132)	(404,815)
Minority interest in income of consolidated entities	(3,136)	(3,433)	(6,046)	(4,358)
Income tax expense of taxable REIT subsidiaries	528	(3,220)	(757)	(4,859)
Income from unconsolidated entities, net	7,459	19,882	29,232	49,805
Gain on sale of interests in unconsolidated entities, net	500	7,599	500	41,949
Limited Partners’ interest in the Operating Partnership	(15,448)	(21,924)	(41,326)	(49,478)
Preferred distributions of the Operating Partnership	(5,597)	(6,928)	(10,836)	(13,754)
Income from continuing operations	74,203	101,282	187,152	223,743
Discontinued operations, net of Limited Partners’ interest	17	(107)	(145)	44
Gain on sale of discontinued operations, net of Limited Partners’ interest	—	88	—	66
NET INCOME	74,220	101,263	187,007	223,853
Preferred dividends	(14,303)	(18,395)	(28,709)	(36,968)
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$59,917	$82,868	$158,298	$186,885

SIMON
Per Share Data
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Basic Earnings Per Common Share:
Income from continuing operations	$0.27	$0.37	$0.71	$0.85
Discontinued operations—results of operations and gain on sale, net	—	—	—	—
Net income available to common stockholders	$0.27	$0.37	$0.71	$0.85
Percentage Change	-27.0%		-16.5%
Diluted Earnings Per Common Share:
Income from continuing operations	$0.27	$0.37	$0.71	$0.84
Discontinued operations—results of operations and gain on sale, net	—	—	—	—
Net income available to common stockholders	$0.27	$0.37	$0.71	$0.84
Percentage Change	-27.0%		-15.5%

SIMON
Consolidated Balance Sheets
Unaudited
(In thousands, except as noted)

	June 30,	December 31,
	2007	2006
ASSETS:
Investment properties, at cost	$23,631,847	$22,863,963
Less—accumulated depreciation	4,971,424	4,606,130
	18,660,423	18,257,833
Cash and cash equivalents	381,175	929,360
Tenant receivables and accrued revenue, net	324,776	380,128
Investment in unconsolidated entities, at equity	1,852,819	1,526,235
Deferred costs and other assets	1,132,490	990,899
Notes receivable from related parties	532,580	—
Total assets	$22,884,263	$22,084,455
LIABILITIES:
Mortgages and other indebtedness	$16,438,845	$15,394,489
Accounts payable, accrued expenses, intangibles, and deferred revenue	1,113,213	1,109,190
Cash distributions and losses in partnerships and joint ventures, at equity	232,802	227,588
Other liabilities, minority interest and accrued dividends	188,327	178,250
Total liabilities	17,973,187	16,909,517
COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS’ INTEREST IN THE OPERATING PARTNERSHIP	773,963	837,836
LIMITED PARTNERS’ PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	310,241	357,460
STOCKHOLDERS’ EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 17,819,267 and 17,578,701 issued and outstanding, respectively, and with liquidation values of $890,963 and $878,935, respectively	897,255	884,620
Common stock, $.0001 par value, 400,000,000 shares authorized, 227,511,348 and 225,797,566 issued and outstanding, respectively	23	23
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 8,000 issued and outstanding	—	—
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	5,028,287	5,010,256
Accumulated deficit	(1,957,262)	(1,740,897)
Accumulated other comprehensive income	22,906	19,239
Common stock held in treasury at cost, 4,125,332 and 4,378,495 shares, respectively	(164,337)	(193,599)
Total stockholders’ equity	3,826,872	3,979,642
Total liabilities and stockholders’ equity	$22,884,263	$22,084,455

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2007		2006		2007		2006
Revenue:
Minimum rent	$447,346		$258,692		$717,275		$508,637
Overage rent	20,346		18,307		37,642		32,424
Tenant reimbursements	220,429		128,040		352,250		250,034
Other income	47,298		36,121		88,866		67,841
Total revenue	$735,419		$441,160		$1,196,033		$858,936
Operating Expenses:
Property operating	154,698		85,577		241,644		169,087
Depreciation and amortization	157,095		79,185		239,914		151,066
Real estate taxes	66,365		32,337		100,916		65,121
Repairs and maintenance	30,144		20,107		53,026		40,491
Advertising and promotion	15,341		6,952		23,045		13,541
Provision for credit losses	6,712		1,039		6,723		1,432
Other	42,651		36,432		68,364		60,156
Total operating expenses	473,006		261,629		733,632		500,894
Operating Income	$262,413		$179,531		$462,401		$358,042
Interest expense	(238,349)		(102,117)		(345,505)		(201,733)
Income (loss) from unconsolidated entities	(3)		145		(87)		239
Gain (loss) on sale of assets	—		94		(4,759)		94
Income from Continuing Operations	$24,061		$77,653		$112,050		$156,642
Income from consolidated joint venture interests(A)	—		2,671	(C)	2,681	(C)	5,588	(C)
Income from discontinued joint venture interests(A)	159	(B)	175	(B)	176	(B)	502	(B)
Gain on disposal or sale of discontinued operations, net	19		21,151		19		20,704
Net Income	$24,239		$101,650		$114,926		$183,436
Third-Party Investors’ Share of Net Income	$6,027		$59,863		$60,672		$109,439
Our Share of Net Income	18,212		41,787		54,254		73,997
Amortization of Excess Investment	(10,753)		(12,374)		(25,022)		(24,892)
Income from Beneficial Interests and Other, Net	—		1,045		—		11,276
Write-off of Investment Related to Properties Sold	—		(2,977)		—		(2,977)
Our Share of Net Gain Related to Properties Sold	—		(7,599)		—		(7,599)
Income from Unconsolidated Entities and Beneficial Interests, Net	7,459		19,882		29,232		49,805

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands)

	June 30,	December 31,
	2007	2006
Assets:
Investment properties, at cost	$20,638,350	$10,669,967
Less—accumulated depreciation	2,918,983	2,206,399
	17,719,367	8,463,568
Cash and cash equivalents	839,368	354,620
Tenant receivables	350,855	258,185
Investment in unconsolidated entities	180,050	176,400
Deferred costs and other assets	815,404	307,468
Total assets	$19,905,044	$9,560,241
Liabilities and Partners’ Equity:
Mortgages and other indebtedness	$15,529,347	$8,055,855
Accounts payable, accrued expenses, and deferred revenue	970,302	513,472
Other liabilities	974,091	255,633
Total liabilities	17,473,740	8,824,960
Preferred units	67,450	67,450
Preferred stock	639,695	—
Partners’ equity	1,724,159	667,831
Total liabilities and partners’ equity	$19,905,044	$9,560,241
Our Share of:
Total assets	$8,162,161	$4,113,051
Partners’ equity	$828,500	$380,150
Add: Excess Investment(D)	791,517	918,497
Our net Investment in Joint Ventures	$1,620,017	$1,298,647
Mortgages and other indebtedness	$6,188,391	$3,472,228

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

(A)       Consolidation occurs when the Company acquires an additional ownership interest in a joint venture and, as a result, gains control of the joint venture. These interests have been separated from operational interests to present comparative results of operations for those joint ventures held as of June 30, 2007.

Discontinued joint venture interests represent assets and partnership interests that have been sold.

(B)        Relates to the sale of Great Northeast Plaza, a community center, on April 25, 2006, and Metrocenter, a regional mall, in January 2005.

(C)        As a result of the consolidation of Mall of Georgia during the fourth quarter of 2006 and Town Center at Cobb and Gwinnett Mall as of March 31, 2007, we reclassified our share of the pre-consolidation earnings from these properties.

(D)       Excess investment represents the unamortized difference of the Company’s investment over equity in the underlying net assets of the partnerships and joint ventures. The Company generally amortizes excess investment over the life of the related properties, typically no greater than 40 years, and the amortization is included in income from unconsolidated entities.

SIMON
Reconciliation of Net Income to FFO(1)
Unaudited
(In thousands, except as noted)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net Income(2)(3)(4)(5)	$74,220	$101,263	$187,007	$223,853
Adjustments to Net Income to Arrive at FFO:
Limited Partners’ interest in the Operating Partnership and preferred distributions of the Operating Partnership	21,045	28,852	52,162	63,232
Limited Partners’ interest in discontinued operations	3	(28)	(38)	12
Depreciation and amortization from consolidated properties and discontinued operations	226,853	210,448	439,341	423,990
Simon’s share of depreciation and amortization from unconsolidated entities	75,969	52,946	131,300	103,078
Gain on sales of assets and interests in unconsolidated entities and discontinued operations, net of Limited Partners’ interest	(2,880)	(7,687)	(500)	(42,015)
Minority interest portion of depreciation and amortization	(2,276)	(2,031)	(4,293)	(4,131)
Preferred distributions and dividends	(19,900)	(25,323)	(39,545)	(50,722)
FFO of the Simon Portfolio	$373,034	$358,440	$765,434	$717,297
Per Share Reconciliation:
Diluted net income available to common stockholders per share	$0.27	$0.37	$0.71	$0.84
Adjustments to net income to arrive at FFO:
Depreciation and amortization from consolidated properties and Simon’s share of depreciation and amortization from unconsolidated entities, net of minority interest portion of depreciation and amortization	1.07	0.94	2.01	1.88
Gain on sales of assets and interests in unconsolidated entities and discontinued operations, net of Limited Partners’ interest	(0.01)	(0.03)	0.00	(0.15)
Impact of additional dilutive securities for FFO per share	(0.02)	(0.02)	(0.04)	(0.05)
Diluted FFO per share	$1.31	$1.26	$2.68	$2.52

Details for per share calculations:
FFO of the Simon Portfolio	$373,034	$358,440	$765,434	$717,297
Adjustments for dilution calculation:
Impact of preferred stock and preferred unit conversions and option exercises(6)	13,072	14,121	25,888	28,315
Diluted FFO of the Simon Portfolio	386,106	372,561	791,322	745,612
Diluted FFO allocable to unitholders	(75,568)	(73,724)	(155,615)	(147,642)
Diluted FFO allocable to common stockholders	$310,538	$298,837	$635,707	$597,970
Basic weighted average shares outstanding	223,399	220,990	222,936	220,787
Adjustments for dilution calculation:
Effect of stock options	837	885	847	930
Impact of Series C preferred unit conversion	135	1,047	160	1,054
Impact of Series I preferred unit conversion	2,419	3,278	2,559	3,276
Impact of Series I preferred stock conversion	11,073	10,826	11,038	10,839
Diluted weighted average shares outstanding	237,863	237,026	237,540	236,886
Weighted average limited partnership units outstanding	57,883	58,474	58,148	58,488
Diluted weighted average shares and units outstanding	295,746	295,500	295,688	295,374
Basic FFO per share	$1.33	$1.28	$2.72	$2.57
Percent Increase	3.9%		5.8%
Diluted FFO per share	$1.31	$1.26	$2.68	$2.52
Percent Increase	4.0%		6.3%

SIMON
Footnotes to Reconciliation of Net Income to FFO
Unaudited

Notes:

(1)          The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP and believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio. The Company’s computation of FFO may not be comparable to FFO reported by other REITs.

As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT’s clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(2)          Includes the Company’s share of gains on land sales of $3.7 million and $19.7 million for the three months ended June 30, 2007 and 2006, respectively, and $11.3 million and $26.3 million for the six months ended June 30, 2007 and 2006, respectively.

(3)          Includes the Company’s share of straight-line adjustments to minimum rent of $5.6 million and $1.5 million for the three months ended June 30, 2007 and 2006, respectively and $10.7 million and $5.3 million for the six months ended June 30, 2007 and 2006, respectively.

(4)          Includes the Company’s share of the fair market value of leases from acquisitions of $12.3 million and $17.8 million for the three months ended June 30, 2007 and 2006, respectively, and $26.2 million and $35.2 million for the six months ended June 20, 2007 and 2006, respectively.

(5)          Includes the Company’s share of debt premium amortization of $15.0 million and $6.7 million for the three months ended June 30, 2007 and 2006, respectively, and $22.0 million and $13.4 million for the six months ended June 30, 2007 and 2006, respectively.

(6)          Includes dividends and distributions of Series I preferred stock and Series C and Series I preferred units.